UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Crahan, Patrick M
   Flexsteel Industries, Inc.
   P. O. Box 877
   Dubuque, IA  52004
2. Issuer Name and Ticker or Trading Symbol
   Flexsteel Industries, Inc.
   FLXS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   06/30/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Flexsteel Industries, Inc. |06/13/|J(1)| |19,019            |(A)|10.25-13.25|61,616             |(D)   |                           |
Common Stock               |02    |    | |                  |   |           |                   |      |                           |
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Flexsteel Industries, Inc. |      |    | |                  |   |           |35,371             |(I)   |By Wife                    |
Common Stock               |      |    | |                  |   |           |                   |      |                           |
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Flexsteel Industries, Inc. |      |    | |                  |   |           |10,092             |(I)   |Custodian for Minor Childre|
Common Stock               |      |    | |                  |   |           |                   |      |n                          |
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Flexsteel Industries, Inc. |      |    | |                  |   |           |2626               |(I)   |By Flexsteel Industries    |
Common Stock               |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option                |10.50   |6/13/|J(1)| |(D)        |D  |7/28/|7/28/|Flexsteel Co|5000   |       |0           |(D)|            |
                      |        |02   |    | |           |   |94   |04   |mmon Stock  |       |       |            |   |            |
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Option                |11.25   |6/13/|J(1)| |(D)        |D  |8/16/|8/16/|Flexsteel Co|5000   |       |0           |(D)|            |
                      |        |02   |    | |           |   |95   |05   |mmon Stock  |       |       |            |   |            |
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Option                |10.25   |6/13/|J(1)| |(D)        |D  |7/30/|7/30/|Flexsteel Co|6000   |       |0           |(D)|            |
                      |        |02   |    | |           |   |96   |06   |mmon Stock  |       |       |            |   |            |
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Option                |11.4375 |6/13/|J(1)| |(D)        |D  |11/07|11/07|Flexsteel Co|5400   |       |0           |(D)|            |
                      |        |02   |    | |           |   |/97  |/07  |mmon Stock  |       |       |            |   |            |
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Option                |10.50   |6/13/|J(1)| |(D)        |D  |11/02|11/02|Flexsteel Co|7000   |       |0           |(D)|            |
                      |        |02   |    | |           |   |/98  |/08  |mmon Stock  |       |       |            |   |            |
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Option                |13.25   |6/13/|J(1)| |(D)        |D  |12/09|12/09|Flexsteel Co|9000   |       |0           |(D)|            |
                      |        |02   |    | |           |   |/99  |/09  |mmon Stock  |       |       |            |   |            |
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Option                |10.75   |6/13/|J(1)| |(D)        |D  |11/14|11/14|Flexsteel Co|9300   |       |700         |(D)|            |
                      |        |02   |    | |           |   |/00  |/10  |mmon Stock  |       |       |            |   |            |
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Option                |10.30   |6/13/|J(1)| |(D)        |D  |11/02|11/02|Flexsteel Co|9700   |       |1050        |(D)|            |
                      |        |02   |    | |           |   |/01  |/11  |mmon Stock  |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
*J(1) Exercise of stock option. Purchased 5,000 shares @ $10.50; 5,000 shares @ $11.25; 6,000 shares @ $10.25, 5,400 shares @ $11.4375;
7,000 shares @ $10.50; 7,500 shares @ $13.25; 1,500 shares @ $13.25; 9,300 shares @ $10.75; 9,700 shares @ $10.30 by swapped method.
Swapped 37,381 shares at market value of $16.71.